Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Mike Welch
269-429-9761
Mike.Welch@express-1.com
EXPRESS-1 EXPEDITED SOLUTIONS (AMEX:XPO) ANNOUNCES THE
DEPARTURE OF CHIEF FINANCIAL OFFICER, DIRECTOR
     SAINT JOSEPH, Mich. – March 30, 2009 – Express-1 Expedited Solutions, Inc. (the “Company”) today announced the resignation of its Chief Financial Officer and board member, Mark Patterson.
     The departure of Mr. Patterson is related to his desire to join a family owned enterprise in Tennessee, and not connected to any disputes or disagreements with the Company’s management or board of directors. Patterson’s last official day will be April 3, 2009.
     Commenting upon his departure, Mr. Patterson stated, “This is one of the most difficult decisions of my professional career. I’ve enjoyed my time at Express-1 immensely. The employees, management team and directors of this Company are an incredible group of people. I am grateful to have had the opportunity to work as part of this team for the past few years. In the end, the opportunity with Appalachian Underwriters, Inc. was just too significant to pass up. I am leaving behind an incredible team and have every confidence as a shareholder that they will continue to build and develop this incredible business platform over the coming years.”
     The Company’s Chief Executive Officer, Mike Welch, commented, “Mark’s experience was instrumental in our acquisition of Concert Group Logistics and the start up of Bounce Logistics. Mark’s vision and understanding of transportation will be missed. We wish Mark the best and understand how difficult his decision was. Ultimately the allure of returning home to work for this family business was too strong.”
     Jennifer Dorris, the Chairperson of Audit Committee of the Board of Directors added, “We’re sad to see Mark leaving the Company. He’s done an excellent job for us and really helped raise the bar in many areas. After his departure, we have every confidence in the ability of our finance staff and management team to bridge the gaps and manage the financial affairs of the Company, until we appoint a new Chief Financial Officer at a later date.”
About Express-1 Expedited Solutions, Inc.
Express-1 Expedited Solutions, Inc. is a non-asset based premium transportation organization that operates three distinct business units: Express-1, Inc. (Buchanan, Michigan), Concert Group Logistics, Inc. (Downers Grove, Illinois), and Bounce Logistics, Inc. (South Bend, Indiana). The Company serves a base of several thousand customers through operation centers staffed with an experienced staff and utilizing the latest operational software. The business units are focused on premium transportation services including: same-day delivery, time–sensitive shipping, premium freight brokerage and dedicated transportation throughout North America, as well as domestic and international freight forwarding. The Company’s operational models are non-asset based or asset light, with independent contractors fulfilling the transportation services for most of its shipments and independently owned stations managing the services of its freight-forwarding network. Express-1 Expedited Solutions, Inc. is publicly traded on the New York Stock Exchange’s AMEX Equities Exchange (formerly, the American Stock Exchange) under the symbol XPO. For more information about the Company, visit
www.express-1.com.

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